Exhibit 10.4

CHANGE-IN-CONTROL SEVERANCE AGREEMENT

This CHANGE-IN-CONTROL SEVERANCE AGREEMENT (the “Agreement”) is entered into as of July 1, 2021 (the “Effective Date”) between DT Midstream, Inc., a Delaware corporation (the “Company”), and                      (the “Executive”).

RECITALS

The Executive is an executive or a key employee of the Company or one or more of its Subsidiaries and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company.

The Company recognizes that, as is the case for most publicly held companies, the possibility of a Change-in-Control exists and that potential employment uncertainty resulting from a Change-in-Control may distract management from conducting the Company’s business or cause management employees to leave the Company.

The Company wants to provide security to its senior executives and key employees to enable them to discharge their duties during the consideration and consummation of a Change-in-Control in order to preserve the value of the Company for its shareholders.

In consideration of these objectives, the Company and the Executive agree as follows:

1.	Term of Agreement. The term of this Agreement (the “Term”) begins on the Effective Date and ends on the earlier of:

(a)	the later of:

(1)	the Agreement Expiration Date; or

(2)	the last day of the Severance Period.

or

(b)

the date prior to a Change-in-Control on which the Executive ceases for any reason to be an employee of the Company and any Subsidiary. For purposes of this Section 1(b), the Executive does not cease to be an employee of the Company and any Subsidiary if the Executive’s employment is transferred between the Company and any Subsidiary, or among any Subsidiaries.

2.

Right to Receive Severance Benefits and Other Consideration. The Executive will become entitled to the severance benefits and other consideration provided under this Agreement if the Executive’s employment is terminated because of a Qualifying Termination.

3.	Severance Benefits and Other Consideration.

(a)	Severance Benefits. The Severance Benefits payable under this Agreement are all the following:

(1)	A lump sum payment equal to X% of the sum of:

(A)	Base Salary; plus

FORM APPROVED 07.01.2021	Page 1 of 17
DT Midstream, Inc. Organization and
Compensation Committee

Change in Control Agreement

For Executive Name

(B)	[the greater of:

(i)	the Annual Bonus for the year in which the Change-in-Control occurs; or

(ii)	the Annual Bonus for the year in which the Termination Date occurs,

in either case based on the assumption that target performance goals for the applicable year would be met and the Executive was employed for the entire year or until any later date required to receive the payment;]

(2)	A lump sum payment equal to:

(A)	[the greater of:

(i)	the actual Annual Bonus or target Annual Bonus, whichever is higher, for the year in which the Change-in-Control occurs; or

(ii)	the actual Annual Bonus or target Annual Bonus, whichever is higher, for the year in which the Termination Date occurs,

in either case calculated based on the assumption that the Executive was employed for the entire year or until any later date required to receive such payment,]

(B)	multiplied by the following fraction:

(i)	the numerator is the number of days prior to the Executive’s Termination Date during the calendar year in which the Termination Date occurs; and

(ii)	the denominator is 365,

(C)

then reduced by the Annual Bonus for the year in which the Termination Date occurs that is payable to the Executive under the terms of the Annual Plan if the Executive has attained age 55 and completed 10 years of service with the Company and all Subsidiaries.

(3)

For Welfare Benefits provided to the Executive immediately prior to the Executive’s Termination Date (or, if greater, immediately prior to reduction, termination, or denial), a lump sum payment equal to the present value of the cost of coverage for the Benefit Continuation Period. The cost of coverage will be determined at rates in effect as of the Termination Date. The present value of the cost will be determined using an interest rate equal to the composite prime rate in effect as of the Termination Date in the Northeast Edition of The Wall Street Journal.

(4)

Outplacement services by a firm selected by the Executive, at a cost to the Company in an amount up to 15% of the Executive’s Base Salary. No payments by the Company for outplacement services will be made after December 31st of the calendar year following the calendar year including the Termination Date and no additional monetary compensation will be granted in lieu of using outplacement services.

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DT Midstream, Inc. Organization and
Compensation Committee

Change in Control Agreement

For Executive Name

(5)	Any outstanding equity-based awards will be subject to the terms and conditions of the LTIP and any applicable award document.

(b)	Other Consideration. The consideration for the restrictive covenant in Section 9(d) (Competitive Activity) is a lump sum payment equal to:

(1)	X0% of the sum of:

(A)	Base Salary; plus

(B)	the greater of:

(i)	the actual Annual Bonus or target Annual Bonus, whichever is higher, for the year in which the Change-in-Control occurs; or

(ii)	the actual Annual Bonus or target Annual Bonus, whichever is higher, for the year in which the Termination Date occurs,

in either case calculated based on the assumption that the Executive was employed for the entire year or until any later date required to receive such payment,]

(c)	(IF APPLICABLE) Supplemental Severance Benefit. During the first 36 months from the Effective Date of this Agreement, Executive will also receive:

(1)	A lump sum payment equal to 50% of the sum of:

(A)	Base Salary; plus

(B)	[the greater of:

(i)	the Annual Bonus for the year in which the Change-in-Control occurs; or

(ii)	the Annual Bonus for the year in which the Termination Date occurs,

in either case based on the assumption that target performance goals for the applicable year would be met and the Executive was employed for the entire year or until any later date required to receive the payment;]

This Section 3(c) will expire 36 months from the Effective Date of this Agreement and will not automatically renew with any renewal period set forth with the Agreement Expiration Date.

4.	Timing of Payments.

(a)	Payments under the following Sections will be paid on the later of 60 days after the Executive’s Termination Date or any later date required by Code Section 409A or any other law:

(1)	Section 3(a)(1);

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DT Midstream, Inc. Organization and
Compensation Committee

Change in Control Agreement

For Executive Name

(2)	Section 3(a)(2);

(3)	Section 3(a)(3);

(4)	Section 3(a)(4);

(5)	Section 3(b); and

(6)	(IF APPLICABLE) Section 3(c).

Notwithstanding anything in this Agreement to contrary, consideration provided under Section 3(a)(5) above will be paid in accordance with the terms of the LTIP.

(b)

Withholding of Taxes. The Company will withhold from any amounts payable under this Agreement all federal, state, city or other taxes that the Company is required to withhold under any law or government regulation or ruling.

(c)

Interest. If the Company fails to make any payment or provide any benefit required to be made or provided under this Agreement on a timely basis, the Company will pay interest on the amount or value at an annualized rate of interest equal to the composite prime rate as quoted from time to time during the relevant period in the Northeast Edition of The Wall Street Journal. The interest is payable as it accrues on demand, but the Company is not required to pay interest more frequently than monthly. Any change in the prime rate will be effective on and as of the date of the change.

(d)

Severance Benefits Not Included in Other Compensation. The lump sum payments referenced in Section 3 above will not be included in Executive’s earnings or compensation for purposes of calculating any benefits to which the Executive may be entitled to under any other employee benefit plan or program, including but not limited to any qualified or non-qualified defined contribution plan calculation, post-employment benefit calculation, or 401(k) calculation.

5.	Non-Duplication of Severance Benefits and Other Consideration.

(a)

Qualifying Termination During Concurrent Severance Periods. If the Executive experiences a Qualifying Termination when two or more Severance Periods are running concurrently, as applicable (because two or more Changes-in-Control have occurred), the Executive will have a Qualifying Termination with respect to each Severance Period. A determination of the payments and benefits to be provided under the Agreement will be made for each Qualifying Termination. However, the Executive will receive only:

(1)	the greatest lump sum payment under Section 3(a)(1) payable for any Qualifying Termination;

(2)	the greatest lump sum payment under Section 3(a)(2) for any Qualifying Termination;

(3)	the greatest lump sum payment under Section 3(a)(3) for any Qualifying Termination;

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DT Midstream, Inc. Organization and
Compensation Committee

Change in Control Agreement

For Executive Name

(4)	one instance of outplacement assistance under Section 3(a)(4);

(5)	the greatest of payments regarding any outstanding equity-based awards as called for under the terms and conditions of the LTIP and any applicable award document; and

(6)	the greatest lump sum payment under Section 3(b) for any Qualifying Termination; and

(7)	(IF APPLICABLE) the greatest lump sum payment under Section 3(c) for any Qualifying Termination.

(b)

Effect on Other Employee Benefits. The Executive’s Qualifying Termination will not affect any rights the Executive may have under any agreement, policy, plan, program or arrangement of the Company or Subsidiary providing Employee Benefits (other than Severance Pay), which rights are governed by the terms of the agreement, policy, plan, program or arrangement. The benefits received by an Executive under this Agreement because of a Qualifying Termination supersede and are in lieu of any other Severance Pay to which the Executive may be entitled.

6.	No Mitigation.

The Company acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the Company acknowledges that payment of the severance compensation by the Company to the Executive under this Agreement is reasonable. The Executive is not required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. No profits, income, earnings or other benefits from any source will create any mitigation, offset, reduction or other obligation on the part of the Executive, except as may have been otherwise paid to the Executive by the Company or a Subsidiary in connection with or in consideration of Executive’s release and settlement of any claims arising out of the Executive’s employment or the termination of the Executive’s employment.

7.	Arbitration; Legal Fees and Expenses.

(a)

Except for legal proceedings brought by the Executive or the Company for injunctive relief, any dispute or claim involving this Agreement will be submitted to final and binding arbitration. The arbitration will take place in Oakland County, Michigan before a single neutral arbitrator under the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitrator will issue a written opinion and will not have authority to render an award beyond the scope and specific terms of this Agreement. Judgment upon the arbitrator’s award may be entered in any court of competent jurisdiction. Any demand for arbitration must be made within 30 days of when the party knew or should have known of the alleged dispute or claim. Failure to timely demand arbitration makes the dispute or claim non-arbitrable. The Executive and the Company expressly waive their rights to institute or prosecute any lawsuits or other court proceedings and waive their right to a jury trial, except for the legal proceedings excluded above.

(b)

It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights under this Agreement because the legal fees and related expenses would substantially detract from the benefits intended to be extended to the Executive under this Agreement.

FORM APPROVED 07.01.2021	Page 5 of 17
DT Midstream, Inc. Organization and
Compensation Committee

Change in Control Agreement

For Executive Name

(c)

If it appears to the Executive that the Company has failed to comply with any of its obligations under this Agreement or if the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive under this Agreement, the Company irrevocably authorizes the Executive to retain counsel of Executive’s choice, at the expense of the Company as provided in this Section 7, to advise and represent the Executive in connection with any interpretation, enforcement or defense of the Executive’s rights under this Agreement.

(d)

The Executive may pursue any legal defense of the Executive’s rights under this Agreement whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction.

(e)

Whether or not the Executive prevails in connection with any defense of the Executive’s rights under this Agreement, the Company will pay and be solely financially responsible for reasonable hourly attorneys’ fees and related fees and expenses incurred by the Executive under this Section 7, but only if the arbitrator determines the Executive’s claim was brought in good faith and was not frivolous. If the Executive’s request for injunctive relief is denied and the Executive does not timely demand arbitration for the dispute or claim underlying the Executive’s request for injunctive relief, the Executive’s request for injunctive relief is deemed to be frivolous and not brought in good faith for purposes of this Section 7(e).

(f)

The Company’s payment of the Executive’s legal fees and expenses under this Section 7 following termination of the Executive’s employment (whether or not in a Qualifying Termination) will be made during the first calendar year beginning after the date the Executive’s employment terminated.

8.	Survival of Rights and Obligations.

The rights and obligations of the Executive and the Company under the following Sections will survive the termination or expiration of this Agreement and the termination of the Executive’s employment after a Change-in-Control for any reason:

(a)	Section 2 (Right to Receive Severance Benefits and Other Consideration);

(b)	Section 3 (Severance Benefits and Other Consideration);

(c)	Section 4 (Timing of Payments);

(d)	Section 5 (Non-Duplication of Severance Benefits and Other Consideration);

(e)	Section 6 (Mitigation);

(f)	Section 7 (Legal Fees); and

(g)	Section 20 (Definitions).

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DT Midstream, Inc. Organization and
Compensation Committee

Change in Control Agreement

For Executive Name

9.	Confidential Information; Non-Disparagement; Non-Solicitation; Competitive Activity.

(a)

Confidential Information. At all times following the Termination Date, the Executive will not, without the prior written consent of the Company, either directly or indirectly use, appropriate, or disseminate, disclose, or communicate to any person or entity any confidential information of the Company or any Subsidiary that is now known or later becomes known to the Executive because of the Executive’s employment with the Company or any Subsidiary, unless the disclosure is required by a valid subpoena or order issued by a court or governmental body.

(1)

For purposes of this Section 9(a), “confidential information” is any confidential, proprietary, or trade secret information, including concepts, ideas, information, and materials related to the Company or any Subsidiary, customer records, customer lists, economic and financial analyses, financial data, customer contracts, marketing plans, notes, memoranda, lists, books, correspondence, manuals, reports or research, whether developed by the Company or a Subsidiary or developed by the Executive while employed by the Company or a Subsidiary.

(2)	This Section 9(a) does not apply to any confidential information that becomes publicly disseminated by means other than a breach of this provision.

(b)

Non-Disparagement. The Executive will not make any verbal or written comments to any third party that are defamatory, disparaging, or critical of the Company or any Subsidiary or its products, management, employees, officers or operations or that would otherwise adversely affect the finances or business reputation of the Company or any Subsidiary.

(c)	Non-Solicitation.

(1)

For a period of two years after the Termination Date, the Executive will not solicit, divert, take away, or attempt to take away any customer of the Company or any Subsidiary or the business of any customer of the Company or any Subsidiary.

(A)

A “customer” of the Company or any Subsidiary is any person or other entity to which the Company or any Subsidiary has sold services or products during the 24-month period immediately preceding the Termination Date, any person or other entity that the Company or any Subsidiary is in the process of selling services or products, or any person or other entity to which the Company or any Subsidiary has submitted or is in the process of submitting a bid to sell services or products.

(2)

For a period of two years after the Termination Date, the Executive will not solicit, attempt to employ, or employ any individual who is an employee, consultant, or agent of the Company or any Subsidiary.

(d)

Competitive Activity. For a period of one year following the Termination Date, the Executive will not engage in any Competitive Activity. If the Executive engages in any Competitive Activity earlier than one year following the Termination Date, the Executive must repay to the Company the consideration paid to the Executive under Section 3(b).

FORM APPROVED 07.01.2021	Page 7 of 17
DT Midstream, Inc. Organization and
Compensation Committee

Change in Control Agreement

For Executive Name

10.	Employment Rights.

This Agreement is not intended to constitute a contract of employment for any specific term or period. Nothing in this Agreement creates any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change-in-Control.

11.	Successors and Binding Agreement.

(a)

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform it if the succession had not taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any person acquiring directly or indirectly all or substantially all of the business or assets of the Company by purchase, merger, consolidation, reorganization or otherwise, with the successor thereafter deemed to be the “Company” for the purposes of this Agreement. Other than as permitted under this Section 11(a), this Agreement is not assignable, transferable or delegable by the Company.

(b)	This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)

This Agreement is personal in nature and neither of the parties may, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b). The Executive’s right to receive payments under the Agreement is not assignable, transferable or delegable, including by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution. If any assignment or transfer not permitted by this Section 11(c) is attempted, the Company will have no liability to pay any amount attempted to be assigned, transferred or delegated.

12.	Notices.

(a)	All communications, including notices, consents, requests or approvals, required or permitted to be given under this Agreement must be in writing.

(b)	All notices must be provided by:

(1)	hand delivery (deemed provided when delivered);

(2)	electronic mail transmission, with verbal confirmation of receipt;

(3)	United States registered or certified mail, return receipt requested, postage prepaid (deemed provided five business days after mailing); or

(4)	a nationally recognized overnight courier service such as Federal Express or UPS (deemed provided three business days after deposit with courier service).

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DT Midstream, Inc. Organization and
Compensation Committee

Change in Control Agreement

For Executive Name

(c)	Notices to the Company must be addressed to the attention of the highest-ranking Human Resources official of the Company at the Company’s principal executive office.

(d)	Notices to the Executive must be addressed to the Executive at the Executive’s principal residence.

(e)

The Company or the Executive can change the address to which notices to that party are to be addressed by providing notice to the other party as required under this Section 12, except that notices of changes of address are effective only upon actual receipt.

13.	Governing Law.

The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Michigan without giving effect to its principles of conflict of laws.

14.	Validity.

If any provision of this Agreement or the application of any provision to any person or circumstances is held invalid, unenforceable or otherwise illegal by a court of competent jurisdiction, the remainder of this Agreement and the application of the provision to any other person or circumstances will not be affected. The provision held to be invalid, unenforceable or otherwise illegal will be amended to the minimum extent necessary to make it enforceable, valid or legal.

15.	Miscellaneous.

(a)	No provision of this Agreement may be modified, waived or discharged unless the waiver, modification or discharge is agreed to in writing signed by the Executive and the Company.

(b)

No waiver by either party at the time of any breach by the other party or compliance with any condition or provision of this Agreement to be performed by the other party will be a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)

This Agreement contains the entire agreement between Executive and the Company regarding the subject herein and fully supersedes any and all prior agreements or understandings, whether oral or written, between Executive and the Company pertaining to the subject matter addressed in this Agreement.

(d)	References to Sections are to references to Sections of this Agreement.

16.	Prior Agreements.

As of the Effective Date, this Agreement supersedes and replaces all prior change-in-control severance agreements and similar agreements between the Executive and the Company or any of its Subsidiaries (“Prior Agreements”). Any and all Prior Agreements cease to be of force and effect as of the Effective Date.

FORM APPROVED 07.01.2021	Page 9 of 17
DT Midstream, Inc. Organization and
Compensation Committee

Change in Control Agreement

For Executive Name

17.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which is deemed an original but all of which together will constitute one agreement.

18.	Section 280G.

This Section 18 will apply if the Executive is a “disqualified individual” within the meaning of Section 1.280G-1, Q/A-15 of the Treasury regulations. In the event of an event constituting a change in the ownership or effective control of the Company or ownership of a substantial portion of the assets of the Company described in Section 280G(b)(2)(A)(i) of the Code, the Company, at its sole expense, will cause its independent auditors promptly to review all payments, accelerations, distributions and benefits that have been made to or provided to, and are to be made, or may be made, to or provided to, the Executive under the Agreement (irrespective of whether severance payment and benefits or other payments and benefits are then payable to the Executive at that time), and any other agreement or plan under which the Executive may individually or collectively benefit (collectively the “Original Payments”), to determine the applicability of Section 4999 of the Code to the Executive in connection with such event. The Company’s independent auditors will perform this analysis in conformity with the foregoing provisions and will provide the Executive with a copy of their analysis and determination. Notwithstanding anything contained in this Agreement to the contrary, to the extent that the Original Payments would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Original Payments will be reduced (but not below zero) to the extent necessary so that no Original Payment will be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Executive will exceed the net after-tax benefit received by him or her if no such reduction was made. For purposes of this Agreement, “net after-tax benefit” will mean (a) the Original Payments which the Executive receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (b) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing will be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (c) the amount of the Excise Tax imposed with respect to the payments and benefits described in (a) above. If a reduction is required by this provision, the payments and benefits will be reduced in the following order: any cash severance to which the Executive becomes entitled (starting with the last payment due), then other cash amounts that are parachute payments (starting with the last payment due), then any stock option awards that have exercise prices higher than the then-fair market value price of the stock (based on the latest vesting tranches), then restricted stock and restricted stock units based on the latest awards scheduled to be distributed, and then other stock options based on the latest vesting tranches. The fees and expenses of the Company’s auditor for its services in connection with the determinations and calculations contemplated by this provision will be borne by the Company.

19.	Section 409A.

The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Code Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Code Section 409A, each payment, installment or benefit payable under

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DT Midstream, Inc. Organization and
Compensation Committee

Change in Control Agreement

For Executive Name

this Agreement is hereby designated as a separate payment. “Termination of employment,” “resignation” or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Code Section 409A, the Executive’s “separation from service” as defined by Code Section 409A. If any payment subject to Code Section 409A is contingent on the delivery of a release by the Executive and could occur in either of two years, the payment will occur in the later year. In addition, if the Company determines that Executive is a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of Executive’s separation from service, then (i) any severance payments or benefits, to the extent that they are subject to Code Section 409A, shall be paid the first business day after the end of such six-month period, or, if earlier, within 30 days after the Executive’s death and (ii) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when the severance payments or benefits commence.

20.	Definitions.

For purposes of this Agreement, the following definitions apply:

(a)	[Agreement Expiration Date is the later of:

(1)	the day before the third anniversary of the Effective Date; or

(2)	the last day of any extension of the Agreement under this Section 20(a).

(3)

Beginning on the third anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, this Agreement will automatically be extended for an additional year unless, not later than 90 days before any anniversary of the Effective Date the Company gives notice that it does not wish to have the Term extended; at which time this Agreement will stay in effect for a period of two years and then expire.]

(b)

Annual Bonus is the aggregate annual bonus to which the Executive would have been entitled under the DT Midstream, Inc. Annual Incentive Plan a Subsidiary’s annual incentive plan, or any successor annual incentive plan (an “Annual Plan”) in the applicable year, presuming that the Executive’s individual performance multiplier is 100%.

(c)

Base Salary is the Executive’s annual base salary (prior to any pre-tax deferrals made under any employee benefit plans of the Company), and as in effect immediately prior to the Change-in-Control or immediately prior to the Executive’s Termination Date, if higher.

(d)	Benefit Continuation Period is the two-year period beginning on the Executive’s Termination Date.

(e)	Board is the Board of Directors of the Company.

(f)

Cause. The Executive’s employment will be considered terminated for Cause if prior termination of the Executive’s employment, the Authorized Entity reasonably determines, based on a preponderance of the evidence reasonably to the Authorized

FORM APPROVED 07.01.2021	Page 11 of 17
DT Midstream, Inc. Organization and
Compensation Committee

Change in Control Agreement

For Executive Name

Entity as of the date the Authorized Entity adopts the resolution described below, that the Executive committed or engaged in:

(1)

an intentional act of fraud, embezzlement or theft at a level that constitutes a felony in connection with the Executive’s duties or in the course of the Executive’s employment with the Company or a Subsidiary, whether or not the Executive is convicted or pleads guilty or nolo contender (no contest) to any related criminal charges;

(2)	intentional wrongful damage to property of the Company or a Subsidiary;

(3)	intentional wrongful disclosure of secret processes or confidential information of the Company or a Subsidiary;

(4)	intentional wrongful engagement in any Competitive Activity;

(5)

willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company that is not cured within 30 days after the Authorized Entity delivers to the Executive a written demand for substantial performance specifically identifying the Executive’s failure to perform;

(6)	acts or omissions that cause material damage to the business or financial reputation of the Company or a Subsidiary; or

(7)

other intentional activity, including but not limited to a breach of the Executive’s fiduciary duties with respect to the Company, a Subsidiary, or any welfare plan or pension plan sponsored by the Company or a Subsidiary;

which, in the reasonable judgment of the Authorized Entity and based on a preponderance of the evidence available to the Authorized Entity is significantly detrimental to the reputation, goodwill or business of the Company or significantly disrupts the workplace environment or operation of the Company’s business or administrative activities.

For purposes of this Section 20(f), no act or failure to act on the part of Executive will be deemed “intentional” if it was due primarily to an error in the Executive’s judgment or the Executive’s negligence. An act will be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

For purposes of this Section 20(f), the Executive has not been terminated for Cause unless and until:

(8)	If the Authorized Entity is the Board or a committee created by the Board:

(A)	A meeting of the Authorized Entity is called and held for the purpose of determining if the Executive is to be terminated for Cause; and

(B)	The Executive is given reasonable notice of the meeting and an opportunity to be heard before the Authorized Entity, with Executive’s counsel if the Executive so chooses; and

(C)

At that meeting the Authorized Entity finds, in the good faith opinion of the Authorized Entity, that the Executive has committed an act entitling the Authorized Entity to terminate the Executive’s employment for Cause; and

FORM APPROVED 07.01.2021	Page 12 of 17
DT Midstream, Inc. Organization and
Compensation Committee

Change in Control Agreement

For Executive Name

(D)

The Executive has been provided a copy of the resolution duly adopted at that meeting by the affirmative vote of not less than three-quarters of the Authorized Entity and specifying in detail the particulars of the Authorized Entity’s finding.

(9)	If the Authorized Entity is an individual:

(A)

The Authorized Entity has made a preliminary determination, in good faith, that the Executive has committed an act entitling the Authorized Entity to terminate the Executive’s employment for Cause; and

(B)

The Authorized Entity gives the Executive reasonable notice of a meeting between the Authorized Entity and the Executive, and the Executive’s counsel if the Executive so chooses, with the meeting notice including the Authorized Entity’s preliminary determination; and

(C)	At the meeting the Executive, and the Executive’s counsel if the Executive so chooses, is given the opportunity to be heard regarding the Authorized Entity’s preliminary determination; and

(D)

After the meeting, the Authorized Entity makes a final determination, in good faith, that the Executive has committed an act entitling the Authorized Entity to terminate the Executive’s employment for cause; and

(E)	The Authorized Entity provides the Executive written notice specifying in detail the particulars of the Authorized Entity’s final determination.

Executive and the Executive’s beneficiaries retain the right to contest the validity or propriety of the Authorized Entity’s determination that the Executive’s employment was terminated for Cause.

For purposes of this Section 20(f), the Authorized Entity is the Board. However, the Board, in its discretion, may delegate in writing to the Chief Executive Officer, the President of the Company, the chief Human Resources Officer of the Company, or a committee (created for this purpose) the Board’s authority and duties under Section 20(f) as the Authorized Entity with respect to determining if Executive has terminated for Cause.

(g)	Change-in-Control occurs if any of the following events occurs during the Term of this Agreement:

(1)

The consummation of a transaction in which the Company is merged, consolidated or reorganized into or with another corporation or other legal person (the “Surviving Entity”), and as a result of the transaction less than 50% of the combined voting power of the then-outstanding Voting Stock of the Surviving Entity immediately after the transaction is held in the aggregate by the holders of Voting Stock of the Company immediately prior to the transaction; or

(2)

The consummation of a sale or transfer in which the Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person (the “Acquiring Entity”), and as a result of the sale or transfer less than 50% of the combined voting power of the then-outstanding Voting Stock of the Acquiring Entity immediately after the sale or transfer is held in the

FORM APPROVED 07.01.2021	Page 13 of 17
DT Midstream, Inc. Organization and
Compensation Committee

Change in Control Agreement

For Executive Name

aggregate (directly or through ownership of Voting Stock of the Company or a Subsidiary) by the holders of Voting Stock of the Company immediately prior to the sale or transfer. However, a sale or transfer described in this Section 20(g) will not constitute a Change in Control if the sale or transfer is pursuant to a spin-off type of transaction (directly or indirectly) of the Company’s assets to the Company’s shareholders; or

(3)	The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(4)

Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, or (B) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Common Stock) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the total voting power represented by the Company’s then outstanding Voting Stock; or

(5)

A change in the composition of the Board occurring within any consecutive twelve-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (i) are Directors or Directors-Elect as of the first date the Common Stock is listed on any established stock exchange, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of the election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company). However, a change in the composition of the Board described in this Section 20(g) will not constitute a Change in Control if the change in the composition of the Board is pursuant to a spin-off type of transaction (directly or indirectly) of the Company’s Voting Stock or assets to the Company’s shareholders.

For purposes of this Section 20(g):

(6)

“Affiliate” “Affiliate” means, with respect to any specified person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified person (“control,” “controlled by” and “under common control with” will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contact or credit arrangement, as trustee or executor, or otherwise); and

(7)	“Voting Stock.” Means securities entitled to vote generally in the election of directors.

(h)	Code is the Internal Revenue Code of 1986, as amended.

(i)	Common Stock means the common stock of the Company.

FORM APPROVED 07.01.2021	Page 14 of 17
DT Midstream, Inc. Organization and
Compensation Committee

Change in Control Agreement

For Executive Name

(j)	Company means DT Midstream, Inc., a Delaware corporation, or any successor corporation.

(k)

Competitive Activity is the Executive’s direct employment, without the written consent of the Board (or any Committee of the Board to which the Board delegates its authority under this Section 20(k) in writing), in any business or enterprise (including the Executive’s own business or enterprise) if:

(1)

the business or enterprise engages in substantial and direct competition with the Company or any of its Subsidiaries in any state in which the Company or Subsidiary was engaged in business or actively negotiating to enter business on the Termination Date; and

(2)

the business’s or enterprise’s sales of any product or service competitive with any product or service of the Company or any of its Subsidiaries amounted to 10% of the business’s or enterprise’s net sales for its most recently completed fiscal year; and

(3)	the Company’s or Subsidiary’s net sales of the competitive product or service amounted to 10% of the Company’s or Subsidiary’s net sales for its most recently completed fiscal year; and

(4)	the Board determines the Executive’s employment in the business or enterprise is detrimental to the Company or any of its Subsidiaries.

“Competitive Activity” does not include the mere ownership of not more than 10% of the total combined voting power or aggregate value of all classes of stock or other securities in the enterprise and the Executive’s exercise of rights resulting from ownership of the stock.

The Board (or its delegate) has sole discretion and authority to determine if the Executive is engaging in Competitive Activity for purposes of this Agreement. It is the Executive’s responsibility to provide information sufficient for the Board (or its delegate) to make these determinations.

(l)	Exchange Act is the Securities Exchange Act of 1934, as amended.

(m)

Good Reason. An Executive terminates employment for Good Reason if the Executive terminates his or her employment during the Severance Period following the occurrence of any of the following events during the Severance Period, provided that, before terminating employment, the Executive gives the Company written notice of the occurrence of the event within 90 days of the occurrence and the Company fails to cure the event within 30 days of receiving the Executive’s written notice:

(1)

Failure to maintain the Executive in a position within the same or higher employee subgroup (as in existence prior to the Change in Control) with the Company and/or a Subsidiary, as applicable, which the Executive held immediately prior to the Change in Control, or the removal of the Executive as Chairman of the Company (or any successor to the Company) if the Executive was Chairman of the Company immediately prior to the Change in Control;

(2)	A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company

FORM APPROVED 07.01.2021	Page 15 of 17
DT Midstream, Inc. Organization and
Compensation Committee

Change in Control Agreement

For Executive Name

and its Subsidiaries as compared to other employees in the same employee subgroup within the Company or the Subsidiary which the Executive held immediately prior to the Change in Control;

(3)	A reduction in the Executive’s Base Pay or the opportunity to earn Incentive Pay from the Company, its Subsidiaries or the failure to pay the Executive Base Pay or Incentive Pay earned when due;

(4)

The termination or denial of the Executive’s rights to employee benefits or a material reduction in the aggregate scope or value of employee benefits (unless, in the case of Welfare Benefits or pension benefits, the termination, denial or reduction applies to all similarly situated employees of the Company and its Subsidiaries), any of which is not remedied by the Company within 10 calendar days after the Company receives written notice from the Executive of the change, reduction or termination;

(5)	Without the Executive’s prior written consent, the Company:

(A)	Requires the Executive to change the Executive’s principal location of work to any location that is in excess of 60 miles from the location immediately prior to the Change in Control; or

(B)

Requires the Executive to travel away from the Executive’s office in the course of discharging the Executive’s responsibilities or duties at least 40% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than the average number of travel days per calendar year that was required of the Executive in the three full calendar years immediately prior to the Change in Control.

(6)	Any material breach of this Agreement by the Company or its successor.

(n)	LTIP means the DT Midstream, Inc. Long-Term Incentive Plan, as may be amended from time to time or such successor plan.

(o)	Qualifying Termination means:

(1)	Termination of the Executive’s employment by the Company or a Subsidiary during the Severance Period other than a termination:

(A)	because of the Executive’s death;

(B)

because the Executive became permanently disabled within the meaning of, and began receiving disability benefits under, the Company or Subsidiary sponsored long-term disability plan in effect for, or applicable to, the Executive immediately prior to the Change-in-Control; or

(C)	for Cause;

or

(2)

Termination of the Executive’s employment by the Executive during the Severance Period for Good Reason, regardless of whether any other reason, other than Cause, for the Executive’s termination exists or has occurred, including other employment.

FORM APPROVED 07.01.2021	Page 16 of 17
DT Midstream, Inc. Organization and
Compensation Committee

Change in Control Agreement

For Executive Name

(p)

Severance Pay is the collective benefits provided under any agreement, policy, plan, program, or arrangement of the Company or a Subsidiary or any provision of any individual severance, employment, or other agreement between the Executive and the Company or a Subsidiary that are paid to the Executive solely because of the termination of the Executive’s employment.

(q)	Severance Period resulting from a Change-in-Control described in Section 20(g) is the period beginning on the date a Change-in-Control occurs and ending on the earliest of:

(1) the second anniversary of the Change-in-Control;

(2) the Executive’s death.

(r)	Subsidiary means a “subsidiary corporation” with respect to the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(s)	Termination Date is the date on which the Executive’s employment is terminated by a Qualifying Termination.

(t)	Welfare Benefits are benefits provided under employee welfare benefit plans, as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.

In witness whereof, this Agreement has been entered into by the Company and the Executive as of the Effective Date.

[Executive’s Name]	Date

DT MIDSTREAM, INC.

Name	Date
Title

FORM APPROVED 07.01.2021	Page 17 of 17
DT Midstream, Inc. Organization and
Compensation Committee